Exhibit 99.1

Sunshine Heart Provides Update on COUNTER HF™ US Pivotal Study for

C-Pulse® Heart Assist System

Eden Prairie, MN: July 23, 2015: Sunshine Heart, Inc. (NASDAQ: SSH) announced today an update on its COUNTER HF™ US pivotal study for the C-Pulse Heart Assist System. COUNTER HF is a prospective, randomized, multi-center, controlled study evaluating the safety and efficacy of the C-Pulse system for the treatment of NYHA Class III and ambulatory Class IV heart failure. The study was temporarily paused this past March after the Company notified the FDA of four deaths in the treatment arm of the study. The deaths were adjudicated as not device or therapy related and as previously announced on May 26th, the FDA approved resumption of patient enrollment in the study.

“I’m pleased with the enthusiasm and speed at which sites are being reactivated. We witnessed genuine excitement for the study at our recent investigator meeting and are strongly encouraged by the momentum generated at many of our sites,” commented Dave Rosa, President and Chief Executive Officer of Sunshine Heart.

Immediately following the FDA’s decision to approve enrollment to continue the COUNTER HF’s study, Sunshine Heart distributed material to all sites with the necessary documentation in order to achieve site Investigational Review Board (IRB) approvals. Currently, 12 sites have been reactivated which is approximately half of all previously activated sites. Sunshine Heart expects the majority of sites to be reactivated by the end August. In addition, the Company is pleased to announce the enrollment of its first two patients since the resumption of the COUNTER HF study. One of these patients was already reviewed by Sunshine Heart’s newly formed Physician Subject Selection Committee. This process was handled efficiently and led to the first implant being scheduled for this morning.

About the COUNTER HF Study

COUNTER HF is a prospective, randomized, multi-center clinical study. It is being conducted by heart failure and cardiac surgeon specialists in the United States. It is expected to randomize 388 patients in up to 40 clinical sites. The purpose of the study is to determine whether the C-Pulse System is a safe and effective treatment for heart failure patients who meet the following key study qualifications:

•                  NYHA Class III or early Class IV heart failure*;

•                  Ejection fraction < 35% (measure of how well the heart pumps blood);

•                  Taking appropriate heart failure medications as prescribed by doctor; and

•                  Have been evaluated for cardiac resynchronization therapy with or without defibrillation (CRT, CRT-D) or implantable cardioverter defibrillator (ICD) therapy.

*New York Heart Class (NYHA) Class III or early Class IV: Very limited in daily activities or unable to do activities without discomfort. Become tired, short of breath, and have heart palpitations during physical activity. Note: Other qualifications apply and study doctors will determine who is eligible for the study.

About the C-Pulse® Heart Assist System

The C-Pulse Heart Assist System, or C-Pulse System, an investigational device in the United States, Canada and countries that do not recognize the CE mark approval, utilizes the scientific principles of intra-aortic balloon counter-pulsation applied in an extra-aortic approach to assist the left ventricle by reducing the workload required to pump blood throughout the body, while increasing blood flow to the coronary arteries. Combined, these potential benefits may help sustain the patient’s current condition or, in some cases, reverse the heart failure process, thereby potentially preventing the need for later-stage heart failure devices, such as left ventricular assist devices (LVADs), artificial hearts or transplants. It may also provide relief from the symptoms of Class III and ambulatory Class IV heart failure and improve quality of life and cardiac function. Based on the results from our feasibility study, we also believe that some patients treated with our C-Pulse System may be able to stop using the device due to sustained improvement in their conditions as a result of the therapy.

Caution: Investigational device, limited by Federal (or United States) Law to Investigational use.

About Sunshine® Heart

Sunshine Heart, Inc. (Nasdaq:SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure. Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical study of the C-Pulse System and presented the results in November 2011. In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application. Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal study. In July 2012, Sunshine Heart received CE Mark approval for its C-Pulse System in Europe. Sunshine Heart is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the NASDAQ Capital Market since February 2012.

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For further information, please contact:

Investor:	Media:
Candice Knoll	David Schull
Blueprint Life Science Group	Russo Partners
T: +1-415-375-3340 Ext. 105	T: +1-212-845-4271

Claudia Drayton	Christopher Hippolyte
Chief Financial Officer	Russo Partners
Sunshine Heart, Inc.	T: + 1-646-942-5634
T: +1-952-345-4200